     Immediate
     Scott  Monette
     314/877-7113

                           RALCORP HOLDINGS ANNOUNCES
                         SENIOR MANAGEMENT RESTRUCTURING

ST. LOUIS, MO, JANUARY 22, 2003 Ralcorp Holdings, Inc. (NYSE:RAH) today announced that it was embarking on a restructuring of the management of its business operations. As part of the restructuring David Skarie, President of The Carriage House Companies, will also assume the responsibility of President of Ralcorp's Ralston Foods business. In addition, Kevin Hunt, President of Bremner, Inc., will also assume the responsibility of President of Nutcracker Brands, Inc.

Joe R. Micheletto, Ralcorp's Chief Executive Officer and President said, "The purpose of the reassignment of David Skarie and Kevin Hunt is to improve management efficiencies in a business environment where control of costs, short response times, and superior product quality and service are paramount. I have the highest confidence that Dave and Kevin can lead these businesses to the next level".

Mr. Skarie was named Corporate Vice President and Director of the Customer Development Group of Ralston Foods in 1994. In 2000, Mr. Skarie was promoted to Corporate Vice President of Ralcorp and President of Ralston Foods. He was appointed to the additional role of President of Nutcracker in 2002. Effective October 1, 2002 he relinquished his role as President of Ralston Foods and became President of The Carriage House Companies, Inc. while remaining President of Nutcracker.

Mr. Hunt has held his position of Corporate Vice President of Ralcorp and President of Bremner, Inc. since 1994 when Ralcorp was established. During his tenure, Bremner has acquired five companies.

In light of the management restructuring, James Nichols, President of Ralston Foods has elected to resign to pursue other interests. Mr. Micheletto said, "Jim Nichols was a charter member of Ralcorp's senior management team and served with distinction as the head of several of our operating units. Along with the Company's Board of Directors, I am very grateful for Jim's many contributions to Ralcorp and wish him the very best in his future endeavors".

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals (Ralston Foods), crackers and cookies (Bremner), snack nuts and chocolate candy (Nutcracker), and salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces (Carriage House). In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can" "believes," "could," "anticipates," "intends," "plans" or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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